Exhibit 99.(a)

OneBeacon 401(k) Savings
and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedule
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2013 and 2012

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

___________________________

*
Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Participants and Administrator of
OneBeacon 401(k) Savings and Employee Stock Ownership Plan
Minnetonka, Minnesota

We have audited the accompanying statements of net assets available for benefits of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the Plan) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2013 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2013 financial statements taken as a whole.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 27, 2014

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits
As of December 31, 2013 and 2012

	December 31,
	2013	2012
Assets
Investments at fair value	$562,092,392	$497,963,808
Cash	899,274	918,939
Receivables:
Interest and dividends receivable	283,724	238,646
Receivable for securities sold	563,956	230,496
Notes receivable from participants	4,285,254	4,062,853
Employer contributions – ESOP	6,872,735	4,876,603
Employer contributions – 401(k)	27,691	13,382
Participant contributions – 401(k)	103,272	50,565
Total Receivables	12,136,632	9,472,545
Total Assets	575,128,298	508,355,292

Liabilities
Payable for securities purchased	561,384	489,589
Accrued administrative and custody expenses	259,440	255,742
Total Liabilities	820,824	745,331

Net assets reflecting all investments at fair value	574,307,474	507,609,961
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,444,596)	(2,875,203)

Net Assets Available for Benefits	$572,862,878	$504,734,758

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2013 and 2012

	Year ended December 31,
	2013	2012
Additions
Investment income:
Interest and dividend income	$14,660,521	$13,443,365
Net appreciation in fair value of investments	70,845,039	29,432,135
Net investment income	85,505,560	42,875,500

Contributions:
Employer – ESOP	6,872,735	4,876,603
Employer – 401(k)	3,186,288	3,166,527
Participant – 401(k)	11,896,284	11,539,204
Total contributions	21,955,307	19,582,334

Interest income, notes receivable from participants	176,127	171,114
Transfers in and rollovers	3,340,304	2,048,822
Total additions	110,977,298	64,677,770

Deductions
Benefits paid to participants	41,762,094	46,915,502
Administrative and custody expenses	1,087,084	1,106,474
Total deductions	42,849,178	48,021,976

Net increase	68,128,120	16,655,794

Net Assets Available for Benefits:
Beginning of year	504,734,758	488,078,964
End of year	$572,862,878	$504,734,758

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements
A.Description of the Plan
The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering substantially all employees of OneBeacon Services, LLC (“OB Services” or the “Company”), Atlantic Specialty Insurance Company (“ASIC”), and OneBeacon Insurance Company (“OBIC”) (collectively, the “Companies”), indirect and wholly-owned subsidiaries of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, and White Mountains Insurance Group, Ltd. (“White Mountains”). White Mountains is currently the majority shareholder of OneBeacon.
Effective May 15, 2013 the Houston General Insurance Company Performance Plan was merged into the Plan. This included 58 participant balances totaling $216,084.
The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”), the custodian of the majority of the assets of the Plan.
Eligibility
Employees of the Companies are eligible to participate in the Plan on date of hire. Eligible employees who have not enrolled after 60 days of being hired are automatically enrolled in the 401(k) component of the Plan at a 3% employee contribution rate, with contributions invested in the appropriate age-based Target Retirement Fund, unless waived by the employee. In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component.
Contributions
Participants may contribute up to 40% of annual compensation, as defined in the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan. Participants may direct their contributions into various investment options offered by the Plan. The employer matches 50% of the first 6% of compensation, as defined in the Plan document, that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.
For the ESOP contribution, the employers contribute to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3% of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer. The employers, subject to the discretion of the Board, may also make an additional variable contribution of up to 6% of compensation based on OneBeacon’s or White Mountains’ performance during the respective Plan period. For the years ended December 31, 2013 and 2012, the Companies’ variable contribution was 4% and 2%, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”). For the years ended December 31, 2013 and 2012, White Mountains’ variable contribution was 4% and 3%, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”). Contributions are subject to certain limitations, as defined in the Plan document.
Voting Rights
Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocations of (a) the employers’ contribution and (b) Plan earnings, net of an allocation of investment fees. Allocations are based on participant earnings or account balances, as defined in the Plan document. Each participant’s account is debited by the participant’s withdrawals and an allocation of Plan losses and applicable loan fees or administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting
Participants are vested immediately in their contributions plus actual earnings thereon, as well as in dividends from the OB Fund or WTM Fund. Vesting in the employers’ contribution portion of their accounts is based on years of service. A participant is 100% vested after three years of credited service; no vesting occurs prior to the end of the third year of credited service. Participants with less than three years of service are 100% vested upon termination of employment, if that termination is a result of the sale of a business unit or reduction in force.
Put Option
Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains common shares and trading of OneBeacon or White Mountains common shares has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common shares to OneBeacon or White Mountains at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. OneBeacon and White Mountains did not repurchase any shares from plan participants during the 2013 and 2012 plan years.
Diversification
In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.
Forfeitures
Forfeitures, which result from employee terminations, are used to reduce employer contributions. The balance as of December 31, 2013 and 2012 in the forfeiture account was $60,374 and $154,679, respectively. During 2013 and 2012, $210,067 and $259,223, respectively, of forfeited funds were used to offset employer contributions.
Notes Receivable from Participants
Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1% as of the beginning of the month in which the loan was made. At December 31, 2013 and 2012, participant loans of $4,285,254 and $4,062,853, respectively, were outstanding and are reflected as Notes receivable from participants in the Statements of Net Assets Available for Benefits. As of both December 31, 2013 and 2012, the prime rate was 3.25%. As of December 31, 2013 and 2012, the range of interest rates on loans outstanding was 4.25% to 9.25%.
Payment of Benefits
Following termination of service, a participant may elect to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time, or a combination thereof.
The Plan requires participant balances greater than $1,000 and less than $5,000 that are not distributed to the participant to be automatically rolled over to an individual retirement account. The Plan requires participant balances less than $1,000 to be automatically cashed out.
Expenses
The Plan paid the majority of administrative expenses, including audit and investment management fees, as well as certain administrative and custody fees paid to Vanguard and The Bank of New York Mellon (“Mellon”), the custodian of some of the assets of the Plan. The Plan incurred $1,087,084 and $1,106,474, respectively, in fees for the years ended December 31, 2013 and 2012. Terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce employer contributions.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Investment management fees and operating expenses charged to the Plan for investments in registered investment companies are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.
Plan Termination
While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of employer contributions, becomes immediately 100% vested and shall be distributed to the participants.
Contributions Receivable
Employer and participant contributions receivable consist of contributions that pertain to the current plan year which are contributed in the subsequent year and include employer contributions of $6,872,735 and $4,876,603 at December 31, 2013 and 2012, respectively, related to the ESOP component; employer contributions of $27,691 and $13,382 at December 31, 2013 and 2012, respectively related to the 401(k) match component; and participant contributions of $103,272 and $50,565 related to the 401k elective deferral component at December 31, 2013 and 2012, respectively.
Accrued Administrative and Custody Expenses
Accrued administrative and custody expenses at December 31, 2013 and 2012 of $259,440 and $255,742, respectively, represent audit, investment management, Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Investment Options
During the plan years ended December 31, 2013 and 2012, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered investment company options, two company stock funds, a collective trust, and specific Plan-sponsored funds comprised of stocks, convertible fixed maturity investments and fixed maturity investments as follows:

Baron Asset Fund	Vanguard Target Retirement 2005 Fund(7)
OneBeacon Equity Fund	Vanguard Target Retirement 2010 Fund
OneBeacon Fully Managed Fund	Vanguard Target Retirement 2015 Fund
OneBeacon Company Stock Fund	Vanguard Target Retirement 2020 Fund
Vanguard 500 Index Fund Investor Shares(1)	Vanguard Target Retirement 2025 Fund
Vanguard Institutional Index Fund(2)	Vanguard Target Retirement 2030 Fund
Vanguard High-Yield Corporate Fund Investor Shares	Vanguard Target Retirement 2035 Fund
Vanguard International Growth Fund Admiral Shares(2)	Vanguard Target Retirement 2040 Fund
Vanguard International Growth Fund Investor Shares(3)	Vanguard Target Retirement 2045 Fund
Vanguard International Value Fund	Vanguard Target Retirement 2050 Fund
Vanguard Long-Term Investment Grade Fund Investor Shares	Vanguard Target Retirement 2055 Fund
Vanguard Mid-Cap Index Fund Institutional Shares(2)	Vanguard Target Retirement 2060 Fund(2)
Vanguard Mid-Cap Index Fund Investor Shares(4)	Vanguard Target Retirement Income Fund
Vanguard Morgan Growth Fund Admiral Shares(2)	Vanguard Total International Stock Index Fund(8)
Vanguard Morgan Growth Fund Investor Shares(5)	Vanguard Total International Stock Index Fund Institutional Shares(2)
Vanguard Prime Money Market Fund	Vanguard Wellington Fund Investor Shares
Vanguard Retirement Savings Trust IV Collective Trust	Vanguard Windsor Fund Admiral Shares(2)
Vanguard Selected Value Fund	Vanguard Windsor Fund Investor Shares(9)
Vanguard Short-Term Investment Grade Fund Investor Shares	Vanguard Windsor II Fund Investor Shares
Vanguard Small-Cap Index Fund Institutional Shares(2)	White Mountains ESOP Fund
Vanguard Small-Cap Index Fund Investor Shares(6)
_________________________________________________________________
(1) Assets were transferred into the Vanguard Institutional Index Fund during the plan year ended December 31, 2013.
(2) Added to Plan-sponsored funds during the plan year ended December 31, 2013.
(3) Assets were transferred into the Vanguard International Growth Fund Admiral Shares during the plan year ended December 31, 2013.
(4) Assets were transferred into the Vanguard Mid-Cap Index Fund Institutional Shares during the plan year ended December 31, 2013.
(5) Assets were transferred into the Vanguard Morgan Growth Fund Admiral Shares during the plan year ended December 31, 2013.
(6) Assets were transferred into the Vanguard Small-Cap Index Fund Institutional Shares during the plan year ended December 31, 2013.
(7) Merged into the Vanguard Target Retirement Income Fund during the plan year ended December 31, 2013.
(8) Assets were transferred into the Vanguard Total International Stock Index Fund Institutional Shares during the plan year ended December 31, 2013.
(9) Assets were transferred into the Vanguard Windsor Fund Admiral Shares during the plan year ended December 31, 2013.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

B.Summary of Accounting Policies
The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.
Basis of Accounting
The financial statements of the Plan are prepared under the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value. In general, fixed maturity investments, including convertible fixed maturity investments, are valued using fair value estimates based upon reference to other observable inputs other than quoted prices, including matrix pricing, benchmark interest rates, market comparables, broker quotes or other relevant observable inputs. Where observable inputs are not available, the estimated fair value is based upon internal pricing models using assumptions that include inputs that may not be observable in the marketplace but which reflect management’s best judgment give the circumstances and consistent with what other market participants would use when pricing such instruments. Shares of company stock and common stock are valued at quoted market prices as reported by a national securities exchange at year-end.
Registered investment companies are valued at the net asset value as reported by a national securities exchange at year-end. Units of the stable value collective trust fund are valued at the net asset value of the fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund. The Vanguard Retirement Savings Trust IV (“VRST”), which is a stable value collective trust fund, is valued using net asset value (“NAV”) and does not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period).
Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits present the fair value of the investment contract, as well as the adjustment of the investment contract from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.
The Plan has an indirect interest in the VRST. The investment in the VRST includes fully-benefit responsive investments stated at fair value. The VRST invests primarily in investment contracts, including both traditional and synthetic issued by life insurance companies, banks and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital and liquidity to pay plan benefits of its retirement plan investors. For traditional investment contracts, fair value is the present value of the expected future cash flows of each contract. Expected future cash flows are derived by Vanguard. For synthetic investment contracts, fair value is based on the fair value of the underlying assets using quoted prices for similar securities, interest rates, prepayment speeds and credit risk. Contract value is equal to principal balance plus accrued interest. There are no restrictions as to the redemption of these investments.
Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Capital gain distributions are included in dividend income.
In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Valuation of Other Financial Instruments
The carrying values of the Plan's cash, receivables, and liabilities as of December 31, 2013 and 2012 approximate fair value based on the short term nature of the instruments.
Notes receivable from participants
Participant loans are recorded at unpaid principal plus accrued but unpaid interest. The notes receivable have no allowance for credit losses, as repayments of principal and interest are received through payroll deductions and the notes are collateralized by the participants' account balances.
Benefit Payments
Benefit payments are recorded when paid.
Risks and Uncertainties
The Plan provides various investment options in any combination of stocks, convertible fixed maturity investments, fixed maturity investments, registered investment companies, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, liquidity, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
C.Investments
The following presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits.

	As of December 31,
	2013	2012
Investments, at fair value
Vanguard Retirement Savings Trust IV(1)	$53,281,660	$57,112,876
Vanguard Institutional Index Fund(2)	48,864,549	—
Vanguard Wellington Fund Investor Shares	34,530,140	29,024,289
OneBeacon Company Stock	32,263,428	28,736,488
Vanguard 500 Index Fund Investor Shares(3)	—	36,296,603
_________________________________________________________________

(1)
Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $51,837,064 and $54,237,673, respectively, as of December 31, 2013 and 2012.

(2) Added to Plan-sponsored funds during the plan year ended December 31, 2013.
(3) Assets were transferred into the Vanguard Institutional Index Fund during the plan year ended December 31, 2013.

	Year ended December 31,
	2013	2012
Net appreciation (depreciation) in fair value of investments, by type
Common Stock	$17,569,060	$5,401,843
OneBeacon Company Stock	4,238,666	(3,520,895)
White Mountains Stock	2,396,075	1,776,738
Fixed Maturity Investments	367,379	(352,521)
Convertible Fixed Maturity Investments	791,586	445,985
Registered Investment Companies	45,482,273	25,680,985
Net appreciation in fair value of investments	$70,845,039	$29,432,135

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Fair Value Measurements
The Plan records its investments at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an "exit price"). Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").
In some cases, the valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. Transfers between hierarchy measurement levels are recognized by the Plan as of the beginning of the reporting period.
The fair value measurements at December 31, 2013 and 2012 and their related inputs are as follows:

	December 31, 2013
	Fair value	Level 1 Inputs	Level 2 Inputs
Stable Value Collective Trust	$53,281,660	$—	$53,281,660
Common Stock
Financials	19,429,772	19,429,772	—
Basic Materials	9,770,919	9,770,919	—
Consumer	29,234,534	29,234,534	—
Energy	15,946,376	15,946,376	—
Utilities	4,241,258	4,241,258	—
Other	10,482,445	10,482,445	—
Common Stock	89,105,304	89,105,304	—
OneBeacon Company Stock	32,263,428	32,263,428	—
White Mountains Stock	15,292,791	15,292,791	—
Convertible Fixed Maturity Investments	19,647,081	—	19,647,081
Registered Investment Companies
Balanced Funds	98,295,270	98,295,270	—
Bond Funds	50,042,442	50,042,442	—
Domestic Stock Funds	140,382,556	140,382,556	—
International Stock Funds	33,156,002	33,156,002	—
Money Market Funds	30,625,858	30,625,858	—
Registered Investment Companies	352,502,128	352,502,128	—
Total	$562,092,392	$489,163,651	$72,928,741

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

	December 31, 2012
	Fair value	Level 1 Inputs	Level 2 Inputs
Stable Value Collective Trust	$57,112,876	$—	$57,112,876
Fixed Maturity Investments	1,550,250	—	1,550,250
Common Stock
Financials	18,822,024	18,822,024	—
Basic Materials	6,553,823	6,553,823	—
Consumer	17,926,603	17,926,603	—
Energy	12,357,309	12,357,309	—
Utilities	6,106,368	6,106,368	—
Other	22,893,267	22,893,267	—
Common Stock	84,659,394	84,659,394	—
OneBeacon Company Stock	28,736,488	28,736,488	—
White Mountains Stock	14,301,600	14,301,600	—
Convertible Fixed Maturity Investments	24,095,313	—	24,095,313
Registered Investment Companies
Balanced Funds	75,425,356	75,425,356	—
Bond Funds	55,711,947	55,711,947	—
Domestic Stock Funds	102,495,335	102,495,335	—
International Stock Funds	27,009,890	27,009,890	—
Money Market Funds	26,865,359	26,865,359	—
Registered Investment Companies	287,507,887	287,507,887	—
Total	$497,963,808	$415,205,369	$82,758,439
There were no investments valued using Level 3 inputs as of December 31, 2013 or 2012. There were no transfers between Levels 1 and 2 during the years ended December 31, 2013 or 2012.
D.Party-in-Interest Transactions
The Plan invests in shares of mutual funds managed by an affiliate of Vanguard and a stable value fund issued by Vanguard. Vanguard acts as Trustee for only those investments as defined by the Plan. The Plan also has investments, the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund, which are managed by Prospector Partners, LLC (“Prospector”). Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Notes receivable from participants also constitute party-in-interest transactions.
Management fees in the amount of $727,791 and $732,150, respectively, were incurred by the Plan to Prospector in 2013 and 2012 that qualify as party-in-interest transactions. Fees paid for investment management services were included as a reduction of the return earned by each fund.
The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the WTM Fund are recorded and maintained by Vanguard. During the years ended December 31, 2013 and 2012, the Plan purchased shares in the WTM Fund in the amount of $2,274,114 and $1,858,268, respectively; sold shares in the WTM Fund of $3,673,853 and $2,515,948, respectively; had dividend earnings of $27,721 and $29,019, respectively; and had net appreciation in the WTM Fund of $2,396,075 and $1,776,738, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $15,358,620 and $14,362,530, respectively, at December 31, 2013 and 2012. Benefit payments from the WTM Fund were $797,849 and $996,602, respectively, during the plan years ended December 31, 2013 and 2012. During the year ended December 31, 2012, White Mountains completed one self-tender offer, through which shares in the WTM Fund were sold for $161,950, with no such self-tender offers completed during the year ended December 31, 2013.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2013 and 2012, the Plan purchased shares in the OB Fund in the amount of $8,961,003 and $7,774,153, respectively; sold shares in the OB Fund of $9,686,572 and $8,118,537, respectively; had dividend earnings of $1,816,436 and $1,826,832, respectively; and had net appreciation (depreciation) in the OB Fund of $4,238,666 and $(3,520,895), respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $32,851,936 and $29,103,025, respectively, at December 31, 2013 and 2012. Benefit payments from the OB Fund amounted to $2,732,040 and $3,217,591, respectively, during the plan years ended December 31, 2013 and 2012.
E.Tax Status
The IRS has determined and informed OBIC, which was previously the sponsor of the Plan, by a letter dated June 3, 2014 that the Plan is designed in accordance with applicable sections of the IRC. Management believes the Plan operates in accordance with the IRC; therefore, no provision for income taxes is required.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013 and 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by the Department of Labor or Internal Revenue Service, however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.
F.Litigation Contingency
In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as “Plaintiffs”), in their capacity as trustees for certain senior notes issued by the Tribune Company (“Tribune”), filed lawsuits in various jurisdictions (the “Noteholder Actions”) against numerous defendants including OneBeacon and OneBeacon-sponsored benefit plans, including the OneBeacon 401(k) Savings and Employee Stock Ownership Plan, (collectively, the “OneBeacon Defendants”) in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the “LBO”). The Plan received approximately $3.6 million for Tribune common stock tendered in connection with the LBO.
The Court granted an omnibus motion to dismiss the Noteholder Actions in September 2013 and Plaintiffs have filed a notice of appeal.
In addition, the OneBeacon Defendants in their capacity as former shareholders of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the “Committee”), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the “Committee Action”). Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the United States District Court for the Southern District of New York and was stayed pending the motion to dismiss in the Noteholder Action. An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014. No amount has been accrued by the Plan in connection with the above legal matters, as the amount of loss, if any, cannot be reasonably estimated.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year) December 31, 2013
Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS/PAR VALUE	(e) CURRENT VALUE
ABBOTT LABORATORIES	Common Stock		63,200	$2,422,456
AMERICAN INTERNATIONAL GROUP I	Common Stock		19,400	990,370
ASPEN INSURANCE HOLDINGS	Common Stock		32,100	1,326,051
AURICO GOLD INC	Common Stock		52,506	192,172
AUTOMATIC DATA PROCESSING INC	Common Stock		37,100	2,998,051
BARRICK GOLD CORP	Common Stock		47,700	840,951
BEAM INC	Common Stock		26,700	1,817,202
BERKSHIRE HATHAWAY INC	Common Stock		14,800	1,754,688
BRIGGS & STRATTON CORP	Common Stock		4,600	100,096
CABLEVISION SYSTEMS CORP	Common Stock		77,800	1,394,954
CAMPBELL SOUP CO	Common Stock		39,400	1,705,232
CLAYTON WILLIAMS ENERGY INC	Common Stock		22,900	1,876,655
CNA FINANCIAL CORP	Common Stock		29,700	1,273,833
COCA-COLA CO/THE	Common Stock		9,400	388,314
COCA-COLA ENTERPRISES INC	Common Stock		20,500	904,665
COMTECH TELECOMMUNICATIONS COR	Common Stock		2,800	88,256
CONOCOPHILLIPS	Common Stock		41,400	2,924,910
CORNING INC	Common Stock		167,700	2,988,414
CURTISS-WRIGHT CORP	Common Stock		21,700	1,350,391
DIAMONDROCK HOSPITALITY CO	Common Stock		16,300	188,265
DOMTAR CORP	Common Stock		42,302	3,990,771
DONEGAL GROUP INC	Common Stock		22,800	362,520
DREAMWORKS ANIMATION SKG INC	Common Stock		29,600	1,050,800
EI DU PONT DE NEMOURS & CO	Common Stock		35,400	2,299,938
ENERGIZER HOLDINGS INC	Common Stock		11,400	1,233,936
FIRST AMERICAN FINANCIAL CORP	Common Stock		24,600	693,720
FIRSTENERGY CORP	Common Stock		79,300	2,615,314
FORESTAR GROUP INC	Common Stock		72,800	1,548,456
FORTUNE BRANDS HOME & SECURITY	Common Stock		2,700	123,390
GOLD FIELDS LTD	Common Stock		313,800	1,004,160
HESS CORP	Common Stock		46,700	3,876,100
HILLSHIRE BRANDS CO	Common Stock		25,380	848,707
HOSPIRA INC	Common Stock		23,100	953,568
JOHNSON & JOHNSON	Common Stock		26,600	2,436,294
LEGG MASON INC	Common Stock		39,200	1,704,416
LOEWS CORP	Common Stock		76,900	3,709,656
MERCK & CO INC	Common Stock		22,300	1,116,115
MONTPELIER RE HOLDINGS LTD CDT	Common Stock		23,000	669,300
MURPHY OIL CORP	Common Stock		27,900	1,810,152
NEWMONT MINING CORP	Common Stock		42,100	969,563
NRG ENERGY INC	Common Stock		59,615	1,712,143
PAYCHEX INC	Common Stock		12,100	550,913

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year) December 31, 2013
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS/PAR VALUE	(e) CURRENT VALUE
	PERMIAN BASIN ROYALTY TRUST	Common Stock		32,500	417,950
	PFIZER INC	Common Stock		57,800	1,770,414
	PHH CORP	Common Stock		34,900	849,815
	PLATINUM UNDERWRITERS HLDGS	Common Stock		4,900	300,272
	POST PROPERTIES INC	Common Stock		66,300	2,998,749
	PUBLIC SERVICE ENTERPRISE GROU	Common Stock		38,400	1,230,336
	SAN JUAN BASIN ROYALTY TRUST	Common Stock		33,300	557,442
	SANOFI	Common Stock		26,900	1,442,647
	SIBANYE GOLD LTD	Common Stock		64,600	310,726
	SPDR GOLD SHARES	Common Stock		1,400	162,638
	STATE AUTO FINANCIAL CORP	Common Stock		89,900	1,909,476
	SYSCO CORP	Common Stock		44,000	1,588,400
	TALISMAN ENERGY INC	Common Stock		186,600	2,173,890
	TELEPHONE & DATA SYS INC	Common Stock		87,800	2,263,484
	TOOTSIE ROLL INDUSTRIES INC	Common Stock		70,164	2,283,137
	UNS ENERGY CORP	Common Stock		6,610	395,608
	WALGREEN CO	Common Stock		34,800	1,998,912
	WAL-MART STORES INC	Common Stock		26,800	2,108,892
	WPX ENERGY INC	Common Stock		29,300	597,134
	XEROX CORP	Common Stock		77,200	939,524
	Total Common Stock				89,105,304

*	ONEBEACON COMPANY COMMON STOCK	Company Stock		2,039,650	32,263,428
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		25,358	15,292,791
	Total Company Stock				47,556,219

	ARCHER-DANIELS-MIDLAND CO	Convertible Fixed Maturity 0.875% 02/15/2014 DD 02/22/07		1,675,000	1,772,359
	AUXILIUM PHARMACEUTICALS INC	Convertible Fixed Maturity 1.500% 07/15/2018 DD 01/30/13		200,000	221,250
	CHEMED CORP	Convertible Fixed Maturity 1.875% 05/15/2014 DD 05/14/07		700,000	724,938
	CHIQUITA BRANDS INTERNATIONAL	Convertible Fixed Maturity 4.250% 08/15/2016 DD 02/12/08		425,000	412,250
	COMTECH TELECOMMUNICATIONS COR	Convertible Fixed Maturity 3.000% 05/01/2029 DD 05/08/09		1,100,000	1,156,375
	FORESTAR GROUP INC	Convertible Fixed Maturity 3.750% 03/01/2020 DD 02/26/13		425,000	489,812
	HOLOGIC INC	Convertible Fixed Maturity VAR RT 12/15/2037 DD 11/23/10		825,000	961,641
	HORSEHEAD HOLDING CORP	Convertible Fixed Maturity 3.800% 07/01/2017 DD 07/27/11		225,000	285,609
	INTEROIL CORP	Convertible Fixed Maturity 2.750% 11/15/2015 DD 11/10/10		375,000	344,531

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year) December 31, 2013
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS/PAR VALUE	(e) CURRENT VALUE
	JANUS CAPITAL GROUP INC	Convertible Fixed Maturity 0.750% 07/15/2018 DD 06/19/13		795,000	1,010,644
	L-3 COMMUNICATIONS HOLDINGS IN	Convertible Fixed Maturity 3.000% 08/01/2035 DD 07/29/05		600,000	722,625
	NEWMONT MINING CORP	Convertible Fixed Maturity 1.250% 07/15/2014 DD 07/17/07		300,000	299,813
	NEWMONT MINING CORP	Convertible Fixed Maturity 1.625% 07/15/2017 DD 07/17/07		1,475,000	1,504,500
	NORTHGATE MINERALS CORP	Convertible Fixed Maturity 3.500% 10/01/2016 DD 10/05/10		500,000	478,750
	OWENS-BROCKWAY GLASS CONTAINER	Convertible Fixed Maturity 3.000% 06/01/2015 DD 05/07/10		350,000	364,656
	PHH CORP	Convertible Fixed Maturity 4.000% 09/01/2014 DD 09/29/09		2,200,000	2,347,125
	RTI INTERNATIONAL METALS INC	Convertible Fixed Maturity 3.000% 12/01/2015 DD 12/14/10		675,000	764,859
	RTI INTERNATIONAL METALS INC	Convertible Fixed Maturity 1.625% 10/15/2019 DD 04/17/13		1,325,000	1,392,078
	TRINITY INDUSTRIES INC	Convertible Fixed Maturity 3.875% 06/01/2036 DD 06/07/06		1,575,000	2,074,078
	USEC INC	Convertible Fixed Maturity 3.000% 10/01/2014 DD 09/28/07		6,975,000	2,319,188
	Total Convertible Fixed Maturities				19,647,081

*	Vanguard Fiduciary Trust Company	Vanguard Retirement Savings Trust IV, Collective Trust		51,837,064	51,837,064
	Total Collective Trust				51,837,064

	Baron Funds	Baron Asset Fund, Registered Investment Company		23,925	1,485,258
	Dreyfus Funds	Dreyfus Treasury Prime Money Market Fund, Registered Investment Company		7,974,307	7,974,307
*	Vanguard Funds	Vanguard Institutional Index Fund, Registered Investment Company		288,661	48,864,549
*	Vanguard Funds	Vanguard High-Yield Corporate Fund Investor Shares, Registered Investment Company		1,549,232	9,341,871
*	Vanguard Funds	Vanguard International Growth Fund Admiral Shares, Registered Investment Company		149,806	11,118,587
*	Vanguard Funds	Vanguard International Value Fund, Registered Investment Company		62,268	2,327,569
*	Vanguard Funds	Vanguard Long-Term Investment Grade Fund Investor Shares, Registered Investment Company		1,948,394	18,802,000
*	Vanguard Funds	Vanguard Mid-Cap Index Fund Institutional Shares, Registered Investment Company		573,333	17,245,858

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year) December 31, 2013
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS/PAR VALUE	(e) CURRENT VALUE
*	Vanguard Funds	Vanguard Morgan Growth Fund Admiral Shares, Registered Investment Company		81,554	6,470,502
*	Vanguard Funds	Vanguard Prime Money Market Fund, Registered Investment Company		22,651,551	22,651,551
*	Vanguard Funds	Vanguard Selected Value Fund, Registered Investment Company		412,955	11,645,342
*	Vanguard Funds	Vanguard Short-Term Investment Grade Fund Investor Shares, Registered Investment Company		2,046,595	21,898,571
*	Vanguard Funds	Vanguard Small-Cap Index Fund Institutional Shares, Registered Investment Company		318,684	16,797,813
*	Vanguard Funds	Vanguard Target Retirement 2010 Fund, Registered Investment Company		89,269	2,285,276
*	Vanguard Funds	Vanguard Target Retirement 2015 Fund, Registered Investment Company		631,712	9,330,380
*	Vanguard Funds	Vanguard Target Retirement 2020 Fund, Registered Investment Company		400,561	10,859,215
*	Vanguard Funds	Vanguard Target Retirement 2025 Fund, Registered Investment Company		790,472	12,449,935
*	Vanguard Funds	Vanguard Target Retirement 2030 Fund, Registered Investment Company		274,771	7,594,682
*	Vanguard Funds	Vanguard Target Retirement 2035 Fund, Registered Investment Company		426,396	7,240,197
*	Vanguard Funds	Vanguard Target Retirement 2040 Fund, Registered Investment Company		151,954	4,303,344
*	Vanguard Funds	Vanguard Target Retirement 2045 Fund, Registered Investment Company		233,609	4,148,889
*	Vanguard Funds	Vanguard Target Retirement 2050 Fund, Registered Investment Company		62,780	1,769,781
*	Vanguard Funds	Vanguard Target Retirement 2055 Fund, Registered Investment Company		7,219	219,093
*	Vanguard Funds	Vanguard Target Retirement 2060 Fund, Registered Investment Company		2,051	54,854
*	Vanguard Funds	Vanguard Target Retirement Income Fund, Registered Investment Company		280,759	3,509,484
*	Vanguard Funds	Vanguard Total International Stock Index Fund Institutional Shares, Registered Investment Company		175,965	19,709,846

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year) December 31, 2013
Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS/PAR VALUE	(e) CURRENT VALUE
*	Vanguard Funds	Vanguard Wellington Fund Investor Shares, Registered Investment Company		910,125	34,530,140
*	Vanguard Funds	Vanguard Windsor Fund Admiral Shares, Registered Investment Company		381,823	26,200,728
*	Vanguard Funds	Vanguard Windsor II Fund Investor Shares, Registered Investment Company		317,446	11,672,506
	Total Registered Investment Companies				352,502,128

	Total Investments				$560,647,796

*	Notes Receivable from Participants	Participant Loans 4.25% - 9.25%			$4,285,254
______________________________________
*    Denotes party-in-interest.
**    Cost is omitted for participant-directed investments.